The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 18, 2021

March , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF due March 27, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review Date for which the closing price of one share of each of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF, which we refer to as the Funds, is greater than or equal to 60.00% of its Initial Value, which we refer to as an Interest Barrier. No Contingent Interest Payment will be payable at maturity.
•	The notes will be automatically called if the closing price of one share of each Fund on the Autocall Review Date is greater than or equal to its Initial Value.
•	The date on which an automatic call may be initiated is March 24, 2023.
•	The notes are also designed for investors who seek an unleveraged exposure to any appreciation of the lesser performing of the Funds at maturity, if the notes have not been automatically called.
•	Investors should be willing to accept the risk of losing up to 80.00% of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Interest Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Despite its name, there is no guarantee that the iShares® ESG Aware MSCI USA ETF will provide exposure to companies that exhibit positive or favorable environmental, social and governance characteristics. If these characteristics of the iShares® ESG Aware MSCI USA ETF are a factor in your decision to invest in the notes, you should consult with your legal or other advisers before making an investment in the notes.
•	The ARK Genomic Revolution ETF is actively managed and is subject to additional risks. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. See “Selected Risk Considerations — Risks Relating to the Funds — An Investment in the Notes Is Subject to Risks Associated with Actively Managed Funds with Respect to the ARK Genomic Revolution ETF” in this pricing supplement for more information.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 24, 2021 and are expected to settle on or about March 29, 2021.
•	CUSIP: 48132THU3
•	JPMorgan Chase & Co. and/or its affiliates have previously agreed to make unconditional and irrevocable donations to The Nature Conservancy to support one or several forestry projects. These donations are not contingent on the sale of the notes and will not impact the final terms of the notes. Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the notes. Some of these projected profits, if any, may be used to offset a portion of the donations. See “Supplemental Donation Information” in this pricing supplement.
•	The issuance of the notes and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. See “Supplemental Donation Information” in this pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $915.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The iShares® ESG Aware MSCI USA ETF (Bloomberg ticker: ESGU) and the ARK Genomic Revolution ETF (Bloomberg ticker: ARKG)

Contingent Interest Payments: If the notes have not been automatically called and the closing price of one share of each Fund on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $5.00 (equivalent to a Contingent Interest Rate of at least 6.00% per annum, payable at a rate of at least 0.50% per month) (to be provided in the pricing supplement). No Contingent Interest Payment will be payable at maturity.

If the closing price of one share of either Fund on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.

Contingent Interest Rate: At least 6.00% per annum, payable at a rate of at least 0.50% per month (to be provided in the pricing supplement)

Interest Barrier: With respect to each Fund, 60.00% of its Initial Value

Buffer Threshold: With respect to each Fund, 80.00% of its Initial Value

Buffer Amount: 20.00%

Pricing Date: On or about March 24, 2021

Original Issue Date (Settlement Date): On or about March 29, 2021

Interest Review Dates*: April 26, 2021, May 24, 2021, June 24, 2021, July 26, 2021, August 24, 2021, September 24, 2021, October 25, 2021, November 24, 2021, December 27, 2021, January 24, 2022, February 24, 2022, March 24, 2022, April 25, 2022, May 24, 2022, June 24, 2022, July 25, 2022, August 24, 2022, September 26, 2022, October 24, 2022, November 25, 2022, December 27, 2022, January 24, 2023, February 24, 2023, March 24, 2023, April 24, 2023, May 24, 2023, June 26, 2023, July 24, 2023, August 24, 2023, September 25, 2023, October 24, 2023, November 24, 2023, December 26, 2023, January 24, 2024, February 26, 2024, March 25, 2024, April 24, 2024, May 24, 2024, June 24, 2024, July 24, 2024, August 26, 2024, September 24, 2024, October 24, 2024, November 25, 2024, December 24, 2024, January 24, 2025, February 24, 2025, March 24, 2025, April 24, 2025, May 27, 2025, June 24, 2025, July 24, 2025, August 25, 2025, September 24, 2025, October 24, 2025, November 24, 2025, December 24, 2025, January 26, 2026 and February 24, 2026

Autocall Review Date*: March 24, 2023

Interest Payment Dates*: April 29, 2021, May 27, 2021, June 29, 2021, July 29, 2021, August 27, 2021, September 29, 2021, October 28, 2021, November 30, 2021, December 30, 2021, January 27, 2022, March 1, 2022, March 29, 2022, April 28, 2022, May 27, 2022, June 29, 2022, July 28, 2022, August 29, 2022, September 29, 2022, October 27, 2022, November 30, 2022, December 30, 2022, January 27, 2023, March 1, 2023, March 29, 2023, April 27, 2023, May 30, 2023, June 29, 2023, July 27, 2023, August 29, 2023, September 28, 2023, October 27, 2023, November 29, 2023, December 29, 2023, January 29, 2024, February 29, 2024, March 28, 2024, April 29, 2024, May 29, 2024, June 27, 2024, July 29, 2024, August 29, 2024, September 27, 2024, October 29, 2024, November 28, 2024, December 27, 2024, January 29, 2025, February 27, 2025, March 27, 2025, April 29, 2025, May 30, 2025, June 27, 2025, July 29, 2025, August 28, 2025, September 29, 2025, October 29, 2025, November 27, 2025, December 29, 2025, January 29, 2026 and February 27, 2026

Call Settlement Date*: March 29, 2023

Observation Date*: March 24, 2026

Maturity Date*: March 27, 2026

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing price of one share of each Fund on the Autocall Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to the Autocall Review Date, payable on the Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the feature that provides you with a return at maturity equal to the Lesser Performing Fund Return if the Final Value of each Fund is greater than its Initial Value.  Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Lesser Performing Fund.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Fund is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the notes have not been automatically called and the Final Value of either Fund is equal to or less than its Initial Value but the Final Value of each Fund is greater than or equal to its Buffer Threshold, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of either Fund is less than its Buffer Threshold, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Lesser Performing Fund Return + Buffer Amount)]

If the notes have not been automatically called and the Final Value of either Fund is less than its Buffer Threshold, you will lose some or most of your principal amount at maturity.

Lesser Performing Fund: The Fund with the Lesser Performing Fund Return

Lesser Performing Fund Return: The lower of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

How the Notes Work

Payments in Connection with Interest Review Dates

PS-2 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

Payment at Maturity If the Notes Have Not Been Automatically Called

Hypothetical Payout Profile

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 6.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 6.00% per annum. No Contingent Interest Payment will be payable at maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
59	$295.00
58	$290.00
57	$285.00
56	$280.00
55	$275.00
54	$270.00
53	$265.00
52	$260.00
51	$255.00
50	$250.00
49	$245.00
48	$240.00
47	$235.00
46	$230.00
45	$225.00
44	$220.00
43	$215.00
42	$210.00
41	$205.00
40	$200.00
PS-3 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

39	$195.00
38	$190.00
37	$185.00
36	$180.00
35	$175.00
34	$170.00
33	$165.00
32	$160.00
31	$155.00
30	$150.00
29	$145.00
28	$140.00
27	$135.00
26	$130.00
25	$125.00
24	$120.00
23	$115.00
22	$110.00
21	$105.00
20	$100.00
19	$95.00
18	$90.00
17	$85.00
16	$80.00
15	$75.00
14	$70.00
13	$65.00
12	$60.00
11	$55.00
10	$50.00
9	$45.00
8	$40.00
7	$35.00
6	$30.00
5	$25.00
4	$20.00
3	$15.00
2	$10.00
1	$5.00
0	$0.00

PS-4 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical total return at maturity and payment at maturity on the notes linked to two hypothetical Funds if the notes have not been automatically called. The “total return at maturity” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000 and does not include any Contingent Interest Payments that may have been received. The hypothetical total returns at maturity and payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value for the Lesser Performing Fund of $100.00;
•	a Buffer Threshold for the Lesser Performing Fund of $80.00 (equal to 80.00% of its hypothetical Initial Value); and
•	a Buffer Amount of 20.00%.

The hypothetical Initial Value of the Lesser Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Fund. The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical total return at maturity or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return at maturity or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Lesser Performing Fund	Lesser Performing Fund Return	Total Return at Maturity	Payment at Maturity
$165.00	65.00%	65.00%	$1,650.00
$150.00	50.00%	50.00%	$1,500.00
$140.00	40.00%	40.00%	$1,400.00
$130.00	30.00%	30.00%	$1,300.00
$120.00	20.00%	20.00%	$1,200.00
$110.00	10.00%	10.00%	$1,100.00
$105.00	5.00%	5.00%	$1,050.00
$101.00	1.00%	1.00%	$1,010.00
$100.00	0.00%	0.00%	$1,000.00
$95.00	-5.00%	0.00%	$1,000.00
$90.00	-10.00%	0.00%	$1,000.00
$80.00	-20.00%	0.00%	$1,000.00
$70.00	-30.00%	-10.00%	$900.00
$60.00	-40.00%	-20.00%	$800.00
$50.00	-50.00%	-30.00%	$700.00
$40.00	-60.00%	-40.00%	$600.00
$30.00	-70.00%	-50.00%	$500.00
$20.00	-80.00%	-60.00%	$400.00
$10.00	-90.00%	-70.00%	$300.00
$0.00	-100.00%	-80.00%	$200.00
PS-5 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to two hypothetical Funds, assuming a range of performances for the hypothetical Lesser Performing Fund on the Interest Review Dates and the Autocall Review Date. The hypothetical payments set forth below assume the following:

•	an Initial Value for the Lesser Performing Fund of $100.00;
•	an Interest Barrier for the Lesser Performing Fund of $60.00 (equal to 60.00% of its hypothetical Initial Value);
•	a Buffer Threshold for the Lesser Performing Fund of $80.00 (equal to 80.00% of its hypothetical Initial Value);
•	a Buffer Amount of 20.00%; and
•	a Contingent Interest Rate of 6.00% per annum (payable at a rate of 0.50% per month).

The hypothetical Initial Value of the Lesser Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Fund. The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the Autocall Review Date.

Date	Closing Price of One Share of Lesser Performing Fund	Payment (per $1,000 principal amount note)
First Interest Review Date	$105.00	$5.00
Second through Twenty-Third Interest Review Dates	Less than Interest Barrier	$0
Twenty-Fourth Interest Review Date (Autocall Review Date)	$115.00	$1,005.00
	Total Payment	$1,010.00 (1.00% return)

Because the closing price of one share of each Fund on the Autocall Review Date, which is also the twenty-fourth Interest Review Date, is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.00 (or $1,000 plus the Contingent Interest Payment applicable to the twenty-fourth Interest Review Date), payable on the Call Settlement Date. When added to the Contingent Interest Payment received with respect to the prior Interest Review Date, the total amount paid, for each $1,000 principal amount note, is $1,010.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Fund is greater than or equal to its Initial Value.

Date	Closing Price of One Share of Lesser Performing Fund	Payment (per $1,000 principal amount note)
First Interest Review Date	$95.00	$5.00
Second Interest Review Date	$85.00	$5.00
Third through Final Interest Review Dates	Less than Interest Barrier	$0
Observation Date	$105.00	$1,050.00
	Total Payment	$1,060.00 (6.00% return)
PS-6 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

Because the notes have not been automatically called, and the Final Value of the Lesser Performing Fund is greater than or equal to its Initial Value and the Lesser Performing Fund Return is 5.00%, the payment at maturity, for each $1,000 principal amount note, will be $1,050.00, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,060.00.

Example 3 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Fund is equal to or less than its Initial Value but greater than or equal to its Buffer Threshold.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Interest Review Date	$95.00	$5.00
Second Interest Review Date	$85.00	$5.00
Third through Final Interest Review Dates	Less than Interest Barrier	$0
Observation Date	$80.00	$1,000.00
	Total Payment	$1,010.00 (1.00% return)

Because the notes have not been automatically called and the Final Value of the Lesser Performing Fund is equal to or less than its Initial Value but greater than or equal to its Buffer Threshold, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.  When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,010.00.

Example 4 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Fund is less than its Buffer Threshold.

Date	Closing Price of One Share of Lesser Performing Fund	Payment (per $1,000 principal amount note)
First Interest Review Date	$40.00	$0
Second Interest Review Date	$45.00	$0
Third through Final Interest Review Dates	Less than Interest Barrier	$0
Observation Date	$50.00	$700.00
	Total Payment	$700.00 (-30.00% return)

Because the notes have not been automatically called, the Final Value of the Lesser Performing Fund is less than its Buffer Threshold and the Lesser Performing Fund Return is -50.00%, the payment at maturity will be $700.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 20.00%)] = $700.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-7 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of either Fund is less than its Buffer Threshold, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value by more than 20.00%. Accordingly, under these circumstances, you will lose up to 80.00% of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date only if the closing price of one share of each Fund on that Interest Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of either Fund on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date. Accordingly, if the closing price of one share of either Fund on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes. No Contingent Interest Payment will be payable at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of either Fund, which may be significant. In addition, if the notes are automatically called, you will not benefit from the feature that provides you with a return at maturity equal to the Lesser Performing Fund Return if the Final Value of each Fund is greater than its Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Lesser Performing Fund.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by either of the Funds over the term of the notes may result in the notes not being automatically called on the Autocall Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately two years and you will not receive any Contingent Interest Payments after the Call Settlement Date or any return at maturity based on the performance of the Lesser Performing Fund. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at

PS-8 | Structured Investments Auto Callable Contingent Interest Buffered Equity Notes Linked to the Lesser Performing of the iShares® ESG Aware MSCI USA ETF and the ARK Genomic Revolution ETF

a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON EITHER FUND OR THE SECURITIES HELD BY EITHER FUND OR HAVE ANY RIGHTS WITH RESPECT TO EITHER FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INTEREST BARRIER OR BUFFER THRESHOLD IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.

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Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE iSHARES® ESG AWARE MSCI USA ETF —

The iShares® ESG Aware MSCI USA ETF is subject to management risk, which is the risk that the investment strategies of the iShares® ESG Aware MSCI USA ETF’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the iShares® ESG Aware MSCI USA ETF and, consequently, the value of the notes.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH ACTIVELY MANAGED FUNDS WITH RESPECT TO THE ARK GENOMIC REVOLUTION ETF —

The ARK Genomic Revolution ETF is actively managed. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. The investment adviser of an actively managed fund may adopt a strategy or strategies that are significantly higher risk than the indexing strategy that would have been employed by a passively managed fund. As an actively managed fund, the ARK Genomic Revolution ETF is subject to management risk. In managing an actively managed fund, the investment adviser of a fund applies investment strategies, techniques and analyses in making investment decisions for that fund, but there can be no guarantee that these actions will produce the intended results. The ability of the ARK Genomic Revolution ETF’s investment adviser to successfully implement the ARK Genomic Revolution ETF’s investment strategy will significantly influence the market price of the shares of the ARK Genomic Revolution ETF and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE NET ASSET VALUE PER SHARE AS WELL AS, WITH RESPECT TO THE iSHARES® ESG AWARE MSCI USA ETF, THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX —

Because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.  In addition, the iShares® ESG Aware MSCI USA ETF does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. Moreover, the performance of the iShares® ESG Aware MSCI USA ETF will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the iShares® ESG Aware MSCI USA ETF and its Underlying Index. Furthermore, corporate actions with respect to the equity securities underlying the iShares® ESG Aware MSCI USA ETF (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to

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buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the net asset value per share of that Fund as well as, with respect to the iShares® ESG Aware MSCI USA ETF, the performance of its Underlying Index, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	THE INVESTMENT STRATEGY REPRESENTED BY THE iSHARES® ESG AWARE MSCI USA ETF MAY NOT BE SUCCESSFUL —

The iShares® ESG Aware MSCI USA ETF seeks to track the investment results, before fees and expenses, of an index composed of U.S. companies that have positive environmental, social and governance (“ESG”) characteristics as identified by the index provider while exhibiting risk and return characteristics similar to those of the parent index, which is currently the MSCI USA Extended ESG Focus Index. The MSCI USA Extended ESG Focus Index is designed to maximize exposure to positive environmental, social and governance factors while exhibiting risk and return characteristics similar to those of its parent index, the MSCI USA Index, which includes securities across the U.S. equity markets. The iShares® ESG Aware MSCI USA ETF’s ESG investment strategy limits the types and number of investment opportunities available to the iShares® ESG Aware MSCI USA ETF and, as a result, the iShares® ESG Aware MSCI USA ETF may underperform other funds that do not have an ESG focus. The iShares® ESG Aware MSCI USA ETF’s ESG investment strategy may result in the iShares® ESG Aware MSCI USA ETF investing in securities or industry sectors that underperform the market as a whole or underperform other funds screened for ESG standards. The companies selected by the sponsor of the MSCI USA Extended ESG Focus Index as demonstrating ESG characteristics may not be the same companies selected by other index providers that use similar ESG screens. In addition, companies selected by the sponsor of the MSCI USA Extended ESG Focus Index may not exhibit positive or favorable ESG characteristics. It is possible that the stock selection methodology of the MSCI USA Extended ESG Focus Index will adversely affect its return and, consequently, the level of the MSCI USA Extended ESG Focus Index, the price of one share of the iShares® ESG Aware MSCI USA ETF and the value and return of the notes.

•	RISKS ASSOCIATED WITH DISRUPTIVE INNOVATION COMPANIES WITH RESPECT TO THE ARK GENOMIC REVOLUTION ETF —

The ARK Genomic Revolution ETF’s investment strategy involves exposure to companies that the investment adviser believes are capitalizing on disruptive innovation and developing technologies to displace older technologies or create new markets (“disruptive innovation companies”). However, the companies selected by the investment adviser may not in fact do so. Companies that initially develop a novel technology may not be able to capitalize on the technology. Companies that develop disruptive technologies may face political or legal attacks from competitors, industry groups or local and national governments. These companies may also be exposed to risks applicable to sectors other than the disruptive innovation theme for which they are chosen, and the securities issued by these companies may underperform the securities of other companies that are primarily focused on a particular theme. The ARK Genomic Revolution ETF may invest in companies that do not currently derive any revenue from disruptive innovations or technologies, and there is no assurance that any company will derive any revenue from disruptive innovations or technologies in the future. A disruptive innovation or technology may constitute a small portion of any company’s overall business. As a result, the success of a disruptive innovation or technology may not affect the value of the equity securities issued by that company.

•	RISKS ASSOCIATED WITH THE HEALTH CARE SECTOR WITH RESPECT TO THE ARK GENOMIC REVOLUTION ETF —

The assets of the ARK Genomic Revolution ETF will be concentrated in the securities of issuers having their principal business activities in any industry or group of industries in the health care sector, including issuers having their principal business activities in the biotechnology industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The health care sector may be affected by government regulations and government health care programs, restrictions on government reimbursement for medical expenses, increases or decreases in the cost of medical products and services and product liability claims, among other factors. Many health care companies are: (i) heavily dependent on patent protection and intellectual property rights and the expiration of a patent may adversely affect their profitability; (ii) subject to extensive litigation based on product liability and similar claims; and (iii) subject to competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting. Many health care products and services may be subject to regulatory approvals. The process of obtaining these approvals may be long and costly, and delays or failure to receive these approvals may negatively impact the business of these companies. Additional or more stringent laws and regulations enacted in the future could have a material adverse effect on these companies in the health care sector. In addition, issuers in the health care sector include issuers having their principal activities in the biotechnology industry, medical laboratories and research, drug laboratories and research and drug manufacturers, which have the additional risks described below. A biotechnology company’s valuation can often be based largely on the potential or actual performance of a limited number of products and can accordingly be

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greatly affected if one of its products proves, among other things, unsafe, ineffective or unprofitable. Biotechnology companies are subject to regulation by, and the restrictions of, the U.S. Food and Drug Administration, the U.S. Environmental Protection Agency, state and local governments, and foreign regulatory authorities. Companies in the pharmaceutical industry can be significantly affected by, among other things, government approval of products and services, government regulation and reimbursement rates, product liability claims, patent expirations and protection and intense competition. These factors could affect the health care sector and could affect the value of the equity securities held by the ARK Genomic Revolution ETF and the price of the ARK Genomic Revolution ETF during the term of the notes, which may adversely affect the value of your notes.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH MID-SIZE, SMALL AND MICRO-CAPITALIZATION STOCKS —

Some of the equity securities held by the Funds have been issued by mid-size companies and, with respect to the ARK Genomic Revolution ETF, small or micro-capitalization companies. Mid-size, small and micro-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size, small and micro-capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE ARK GENOMIC REVOLUTION ETF —

Some of the equity securities held by the ARK Genomic Revolution ETF have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	EMERGING MARKETS RISK WITH RESPECT TO THE ARK GENOMIC REVOLUTION ETF —

Some of the equity securities held by the ARK Genomic Revolution ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE ARK GENOMIC REVOLUTION ETF —

Because the prices of the non-U.S. equity securities held by the ARK Genomic Revolution ETF are converted into U.S. dollars for purposes of calculating the net asset value of the ARK Genomic Revolution ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the ARK Genomic Revolution ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the ARK Genomic Revolution ETF denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the ARK Genomic Revolution ETF will be adversely affected and any payment on the notes may be reduced.

•	RECENT EXECUTIVE ORDERS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE ARK GENOMIC REVOLUTION ETF —

Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities held by the ARK Genomic Revolution ETF is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the ARK Genomic Revolution ETF. In addition, under these circumstances, the ARK Genomic Revolution ETF is expected to remove the equity securities of that company from the ARK Genomic Revolution ETF. Any changes to the composition of the ARK Genomic Revolution ETF in response to these executive orders could adversely affect the performance of the ARK Genomic Revolution ETF.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE iSHARES® ESG AWARE MSCI USA ETF —

The iShares® ESG Aware MSCI ETF commenced trading on The NASDAQ Stock Market on December 6, 2016 and therefore has limited historical performance.  Past performance should not be considered indicative of future performance.

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•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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The Funds

The iShares® ESG Aware MSCI USA ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. companies that have positive environmental, social and governance (“ESG”) characteristics as identified by the index provider while exhibiting risk and return characteristics similar to those of the parent index, which we refer to as the Underlying Index with respect to the iShares® ESG Aware MSCI USA ETF. The Underlying Index for the iShares® ESG Aware MSCI USA ETF is currently the MSCI USA Extended ESG Focus Index. The MSCI USA Extended ESG Focus Index is designed to maximize exposure to positive ESG factors while exhibiting risk and return characteristics similar to those of its parent index, the MSCI USA Index, which includes securities across the U.S. equity markets. Despite its name, there is no guarantee that the iShares® ESG Aware MSCI USA ETF will provide exposure to companies that exhibit positive or favorable ESG characteristics. If these characteristics of the iShares® ESG Aware MSCI USA ETF are a factor in your decision to invest in the notes, you should consult with your legal or other advisers before making an investment in the notes. For additional information about the iShares® ESG Aware MSCI USA ETF and the MSCI USA Extended Focus Index, see Annex B in this pricing supplement.

The ARK Genomic Revolution ETF is an actively-managed exchange-traded fund of ARK ETF Trust, a registered investment company, with an investment objective of long-term growth of capital, that primarily invests in equity securities of U.S. and non-U.S. companies across multiple sectors, including healthcare, information technology, materials, energy and consumer discretionary, that are relevant to the ARK Genomic Revolution ETF’s investment theme of genomics revolution. For additional information about the ARK Genomic Revolution ETF, see Annex C in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of the iShares® ESG Aware MSCI USA ETF based on the weekly historical closing prices of one share of the iShares® ESG Aware MSCI USA ETF from December 9, 2016 through March 12, 2021 and the historical performance of the ARK Genomic Revolution ETF based on the weekly historical closing prices of one share of the ARK Genomic Revolution ETF from January 8, 2016 through March 12, 2021. The iShares® ESG Aware MSCI USA ETF commenced trading on The NASDAQ Stock Market on December 6, 2016 and therefore has limited historical performance.  The closing price of one share of the iShares® ESG Aware MSCI USA ETF on March 17, 2021 was $91.26. The closing price of one share of the ARK Genomic Revolution ETF on March 17, 2021 was $92.99. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on the Pricing Date, any Interest Review Date, the Autocall Review Date or the Observation Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., or the payment of any interest.

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Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Under this treatment, subject to the possible application of the “constructive ownership” rules, your payment at maturity should be treated as the amount realized on the sale of your notes at maturity for U.S. federal income tax purposes. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively

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connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work,” “Hypothetical Payout Profile” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

We intend to lend the net proceeds from the sale of the notes to JPMorgan Chase & Co. and/or its affiliates (collectively “J.P. Morgan”). J.P. Morgan intends to use the proceeds from these loans to provide additional funds for its operations and for other general corporate purposes.

Supplemental Donation Information

J.P. Morgan has previously agreed to make unconditional and irrevocable donations of $700,000, in the aggregate, to The Nature Conservancy to support one or several forestry projects.  According to The Nature Conservancy, these projects are part of a forest restoration initiative that aims to plant one billion healthy trees across the globe, working to restore certain critical forests.  See Annex A in this pricing supplement for more information about The Nature Conservancy. There is no assurance that these projects will be successful or be completed as intended.  These donations and the amounts of these donations are not contingent on the sale of the notes and will not impact the final terms of the notes. Since October 2020, J.P. Morgan has donated a total of $200,000.  In January 2021, J.P. Morgan irrevocably agreed to donate an additional $200,000 and, in February 2021, J.P. Morgan irrevocably agreed to donate an additional $300,000.

Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the notes.  Some of these projected profits, if any, may be used to offset a portion of the donations.

The issuance of the notes and the related use of proceeds described above are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018 (the “Principles”).  The Principles are voluntary process guidelines published by the International Capital Markets Association for the issuance of social or green bonds developed by a committee of issuers, investors and other market participants. We cannot assure you that the donations to The Nature Conservancy meets your expectations concerning environmental or sustainability benefits, expectations for sustainable finance products or any criteria or guidelines with which you are required to comply.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A

The Nature Conservancy

J.P. Morgan previously agreed to make unconditional and irrevocable donations of $700,000, in the aggregate, to The Nature Conservancy (TNC) to support one or several forestry projects. These donations and the amount of these donations are not contingent on the sale of the notes. Since October 2020, J.P. Morgan has donated a total of $200,000.  In January 2021, J.P. Morgan irrevocably agreed to donate an additional $200,000 and, in February 2021, J.P. Morgan irrevocably agreed to donate an additional $300,000.

We have derived all information about TNC set forth below including, without limitation, who TNC is, TNC’s mission, TNC’s impact and TNC’s goals from publicly available information, without independent verification.

Who is the TNC?

TNC describes itself as a global environmental nonprofit working to create a world where people and nature can thrive.

Founded in the United States in 1951, TNC believes that it has grown to become an effective and wide-reaching global environmental organization. TNC states that it impacts conservation in 79 countries and territories across six continents thanks to more than a million members and the dedicated efforts of its staff and more than 400 scientists.

TNC’s Mission

TNC’s stated mission is to conserve the lands and waters on which all life depends. TNC envisions a world where the diversity of life thrives, and people act to conserve nature for its own sake and its ability to fulfill the needs of people and enrich lives. TNC cites projects such as its work in land acquisition and its research that influences global policy, as evidence of TNC’s constant evolution so that it can help confront the world’s most important challenges.

There is no assurance that TNC will accomplish its stated mission, that it will continue to evolve or that it will address the world’s most significant challenges.

Consensus in a Better Future

According to TNC, seven (7) decades of conservation experience highlight that more can be accomplished for nature when TNC brings together people and organizations across borders, sectors and political aisles.

An Organization Focused on Conservation

As a leading global charity, TNC believes that it puts donations to work efficiently and effectively to make a great impact on conservation. We cannot assure you that J.P. Morgan’s donations to TNC meet your expectations concerning environmental or sustainability benefits or your expectations for its impact on conservation.

TNC’s Goals

•	Tackle Climate Change
•	Protect Land and Water
•	Provide Food and Water Sustainability
•	Build Healthy Cities

There is no assurance that any of these goals will be achieved or positively impacted by J.P. Morgan’s donations.

J.P. Morgan’s donations are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. These donations are not a Commercial Co-Venture with TNC.

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Annex B

The iShares® ESG Aware MSCI USA ETF

All information contained in this pricing supplement regarding the iShares® ESG Aware MSCI USA ETF (the “ESGU Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust and BlackRock Fund Advisors (“BFA”). The ESGU Fund is an investment portfolio of iShares® Trust. BFA is currently the investment adviser to the ESGU Fund. The ESGU Fund is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “ESGU.”

The ESGU Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S. companies that have positive environmental, social and governance characteristics as identified by the index provider while exhibiting risk and return characteristics similar to those of the parent index, which is currently the MSCI USA Extended ESG Focus Index. For additional information about the ESGU Fund, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the ESGU Fund is an “iShares® ETF.”

The MSCI USA Extended ESG Focus Index

All information contained in this pricing supplement regarding the MSCI USA Extended ESG Focus Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). The MSCI USA Extended ESG Focus Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the MSCI USA Extended ESG Focus Index.

The MSCI USA Extended ESG Focus Index is designed to maximize exposure to positive environmental, social and governance (“ESG”) factors while exhibiting risk and return characteristics similar to those of its parent index, the MSCI USA Index, which includes securities across the U.S. equity markets. The MSCI USA Extended ESG Focus Index is constructed by selecting constituents from MSCI USA Index through an optimization process that aims to maximize exposure to ESG factors for a target tracking error budget set to 50bps under certain constraints. The index is sector-diversified and targets companies with high ESG ratings in each sector. Tobacco, Controversial Weapons, Producers of or ties with Civilian Firearms, Thermal Coal and Oil Sands are not eligible for inclusion. The gross return version of the MSCI USA Extended ESG Focus Index is reported by Bloomberg L.P. under the ticker symbol “GU719471.”

Constructing the MSCI USA Extended ESG Focus Index Universe

Defining the Parent Index

The starting security universe for the MSCI USA Extended ESG Focus Index includes all the constituents of its parent index, the MSCI USA Index. The MSCI USA Index is a free float-adjusted, capitalization-weighted index that is designed to measure the performance of the large- and mid-cap segments of the U.S. equity market.

Defining the Exclusion Criteria

Value- and Climate Change-Based Exclusions

The MSCI USA Extended ESG Focus Index uses MSCI ESG Business Involvement Screening Research provided by MSCI ESG Research LLC to identify companies that are involved in the following business activities. Companies that meet the business involvement criteria below are not eligible for inclusion in the MSCI USA Extended ESG Focus Index.

Value-Based Exclusions

•	Controversial Weapons: All companies with any tie to Controversial Weapons (cluster munitions, landmines, depleted uranium weapons, biological/chemical weapons, blinding lasers, non-detectable fragments and incendiary weapons)
•	Tobacco:
•	All companies classified as “Producer” or “Licensor”
•	All companies classified as “Distributor,” “Retailer” or “Supplier” that earn 15% or more of revenues from tobacco products
•	All companies classified as “Ownership by a Tobacco Company” or “Ownership of a Tobacco Company”
•	Civilian Firearms:
•	All companies classified as a “Producer”
•	All companies classified as a “Retailer” that earn 5% or more in revenue or more than $ 20 million in revenue, from civilian firearms-related products

Climate Change-Based Exclusions

•	Thermal Coal:
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•	All companies deriving 5% or more revenue (either reported or estimated) from the mining of thermal coal (including lignite, bituminous, anthracite and steam coal) and its sale to external parties, excluding revenue from metallurgical coal; coal mined for internal power generation (e.g., in the case of vertically integrated power producers); intra-company sales of mined thermal coal; and revenue from coal trading
•	All companies deriving 5% or more revenue (either reported or estimated) from the thermal coal based power generation
•	Oil Sands: This factor identifies the maximum percentage of revenue (either reported or estimated) greater than 5% that a company derives from oil sands extraction for a set of companies that own oil sands reserves and disclose evidence of deriving revenue from oil sands extraction, but excludes revenue from non-extraction activities (e.g., exploration, surveying, processing, refining); ownership of oil sands reserves with no associated extraction revenues; revenue from intra-company sales.

ESG Controversies Score Exclusions

The MSCI USA Extended ESG Focus Index uses MSCI ESG Controversies Scores provided by MSCI ESG Research LLC to identify those companies that are involved in very serious controversies involving the environmental, social, or governance impact of their operations and/or products and services. Constituents of the MSCI USA Index with ESG Controversy Score = 0 (“Red Flag” companies) are excluded from the eligible universe.

Other Exclusion Criteria

•	Missing Controversy Score: Companies not assessed by MSCI ESG Research LLC on ESG Controversies are not eligible for inclusion in the MSCI USA Extended ESG Focus Index.
•	Missing ESG Rating or ESG Score: Companies not assessed by MSCI ESG Research LLC on ESG Rating or ESG Score are not eligible for inclusion in the MSCI USA Extended ESG Focus Index.

Defining the Optimization Constraints

Constituents from the eligible universe are selected to maximize exposure to higher ESG scores, subject to maintaining risk and return characteristics similar to the MSCI USA Index. ESG scores are normalized and used in the optimization process. Optimization maximizes the MSCI USA Extended ESG Focus Index’s exposure to ESG scores for a given predicted tracking error. A predicted tracking error target of 0.5% is used for the construction of the MSCI USA Extended ESG Focus Index.

An MSCI ESG Rating provided by MSCI ESG Research LLC is designed to measure a company’s resilience to long-term, industry material ESG risks. MSCI ESG Research LLC identifies industry leaders and laggards according to their exposure to ESG risks and how well they manage those risks relative to peers. The MSCI ESG Ratings range from leader (AAA, AA), average (A, BBB, BB) to laggard (B, CCC).

ESG risks and opportunities can vary by industry and company. The MSCI ESG Ratings model identifies the ESG risks (the “Key Issues”), that are most material to a GICS® sub-industry or sector.

MSCI ESG Research LLC assesses thousands of data points across 35 ESG Key Issues that focus on the intersection between a company’s core business and the industry-specific issues that may create significant risks and opportunities for the company. The Key Issues are weighted according to impact and time horizon of the risk or opportunity. All companies are assessed for corporate governance and corporate behavior.

Optimization is a quantitative process that considers the market capitalization weights from the MSCI USA Index, ESG scores and additional constraints (including minimum constituent weight, constituent active weight, security weight as a multiple of its weight in the MSCI USA Index, active sector weight, active country weight, one-way turnover during the quarterly and semi-annual index reviews, specific risk aversion and common factor risk aversion) to select and weight the constituents of the MSCI USA Extended ESG Focus Index. If there is no optimal solution that satisfies all the optimization constraints, certain of the optimization constraints will be relaxed until an optimal solution is found. If a feasible solution is not found for maximum predicted error, the MSCI USA Extended ESG Focus Index will not be rebalanced for the relevant index review.

Normalization of the ESG scores allows the optimization process to assess each score in the context of the overall distribution of the ESG scores.

Determining the Optimized Portfolio

The MSCI USA Extended ESG Focus Index is constructed using the Barra Open Optimizer in combination with the relevant Barra Equity Model. The optimization uses universe of eligible securities and the specified optimization objective and constraints to determine the constituents of the MSCI USA Extended ESG Focus Index.

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The MSCI USA Extended ESG Focus Index Maintenance

The MSCI USA Extended ESG Focus Index is rebalanced on a quarterly basis to coincide with the regular index reviews (semi-annual index reviews in May and November and quarterly index reviews in February and August) of the MSCI Global Investable Market Indexes. The changes are implemented at the end of February, May, August and November. The pro forma index is in general announced nine business days before the effective date.

ESG scores used for the quarterly index reviews will be taken as of the end of the month preceding the index review, i.e., January, April, July and October. At each index review, the optimization process outlined in above is implemented. Companies can only be added to the MSCI USA Extended ESG Focus Index only at regular index reviews.

In general, MSCI uses MSCI ESG Research data (including MSCI ESG Ratings, MSCI ESG Controversies Scores and MSCI Business Involvement Screening Research) as of the end of the month preceding the index reviews. For some securities, these data may not be published by MSCI ESG Research by the end of the month preceding the index review. For these securities, MSCI will use ESG data published after the end of month, when available.

The general treatment of corporate events in the MSCI USA Extended ESG Focus Index aims to minimize turnover outside of index reviews. The methodology aims to appropriately represent an investor’s participation in an event based on relevant deal terms and pre-event weighting of the index constituents that are involved. Further, changes in index market capitalization that occur as a result of corporate event implementation will be offset by a corresponding change in the Variable Weighting Factor of the constituent. Additionally, if the frequency of index reviews in the MSCI USA Index is greater than the frequency of index reviews in the MSCI USA Extended ESG Focus Index, the changes made to the MSCI USA Index during intermediate index reviews will be neutralized in the MSCI USA Extended ESG Focus Index. The following table briefly describes the treatment of common corporate events within the MSCI USA Extended ESG Focus Index. No new securities will be added (except where noted below) to the MSCI USA Extended ESG Focus Index between index reviews. MSCI USA Index deletions will be reflected simultaneously.

Type of Corporate Action	Comments
New Addition to MSCI USA Index	A new security added to the MSCI USA Index (such as IPO and other early inclusions) will not be added to the MSCI USA Extended ESG Focus Index.
Spin-Offs	All securities created as a result of the spin-off of an existing index constituent will be added to the MSCI USA Extended ESG Focus Index at the time of event implementation. Reevaluation for continued inclusion in the MSCI USA Extended ESG Focus Index will occur at the subsequent index review.
Merger / Acquisition

For mergers and acquisitions, the acquirer’s post-event weight will account for the proportionate amount of shares involved in deal consideration, while cash proceeds will be invested across the MSCI USA Extended ESG Focus Index.

If an existing index constituent is acquired by a non-index constituent, the existing constituent will be deleted from the MSCI USA Extended ESG Focus Index and the acquiring non-constituent will not be added to the MSCI USA Extended ESG Focus Index.

Change in Security Characteristics	A security will continue to be an index constituent if there are changes in characteristics (country, sector, size segment, etc.). Reevaluation for continued inclusion in the MSCI USA Extended ESG Focus Index will occur at the subsequent index review.
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Annex C

The ARK Genomic Revolution ETF

All information contained in this pricing supplement regarding the ARK Genomic Revolution ETF (the “ARKG Fund”), has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, ARK ETF Trust (“ARK Trust”). The ARKG Fund is an actively-managed exchange-traded fund managed by ARK Investment Management LLC (“ARK LLC”), the investment adviser to the ARKG Fund. The ARKG Fund trades on Cboe BZX Exchange, Inc. under the ticker symbol “ARKG.”

The investment objective of the ARKG Fund is long-term growth of capital.

As an actively-managed fund, the ARKG Fund is subject to management risk. In managing the ARKG Fund, ARK LLC applies investment strategies, techniques and analyses in making investment decisions for the ARKG Fund, but there can be no guarantee that these actions will produce the intended results. The ability of ARK LLC to successfully implement the ARKG Fund’s investment strategy will significantly influence that ARKG Fund’s performance.

The ARKG Fund will invest under normal circumstances primarily (at least 80% of its assets) in equity securities of U.S. and non-U.S. companies across multiple sectors, including healthcare, information technology, materials, energy and consumer discretionary, that are relevant to the ARKG Fund’s investment theme of the genomics revolution (“Genomic Revolution Companies”). ARK LLC defines “genomics” as the study of genes and their functions, and related techniques (e.g., genomic sequencing). Genomic Revolution Companies are companies that ARK LLC believes are substantially focused on and are expected to substantially benefit from extending and enhancing the quality of human and other life by incorporating technological and scientific developments, improvements and advancements in genomics into their business, such as by offering new products or services that rely on genomic sequencing, analysis, synthesis or instrumentation. ARK LLC uses the term “genomic sequencing” to refer to the techniques that allows researchers to read and decipher the genetic information found in the DNA (i.e., the exact sequence of bases A, C, G and T in a DNA molecule), including the DNA of bacteria, plants, animals and human beings. These companies may include ones across multiple sectors, such as healthcare, information technology, materials, energy and consumer discretionary. These companies may also develop, produce, manufacture or significantly rely on or enable bionic devices, bio-inspired computing, bioinformatics, molecular medicine and agricultural biotechnology. ARK LLC defines “bioinformatics” as the science of collecting and analyzing complex biological data such as genetic codes.

ARK Trust is a registered investment company that consists of numerous separate investment portfolios, including the ARKG Fund. Information provided to or filed with the SEC by ARK Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-191019 and 811-22883, respectively, through the SEC’s website at http://www.sec.gov.

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